                                                                    EXHIBIT 2.2
                            ========================


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                                    MITOKOR,
                            a California corporation;


                             MITO ACQUISITION CORP.,
                             a Delaware corporation;

                                       and


                         APOLLO BIOPHARMACEUTICS, INC.,
                             a Delaware corporation.








                           ---------------------------

                             Dated as of May 8, 2001

                           ---------------------------



                            ========================

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                                TABLE OF CONTENTS

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SECTION 1.        THE MERGER.......................................................2
         1.1      Merger of Merger Sub with and into the Company...................2
         1.2      Effect of the Merger.............................................2
         1.3      Closing; Effective Time..........................................2
         1.4      Certificate of Incorporation and Bylaws; Directors and Officers..2
         1.5      Conversion of Shares.............................................3
         1.6      Company Options and Warrants.....................................6
         1.7      Closing of the Company's Transfer Books..........................7
         1.8      Exchange of Certificates; Legends; Escrow........................7
         1.9      Dissenting Shares................................................9
         1.10     Additional Parent Payments at the Closing.......................10
         1.11     Tax Consequences................................................10
         1.12     Accounting Treatment............................................10
         1.13     Further Action..................................................10

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................11
         2.1      Due Organization; No Subsidiaries...............................11
         2.2      Certificate of Incorporation and Bylaws; Records................11
         2.3      Capitalization..................................................12
         2.4      Financial Statements............................................13
         2.5      Absence of Changes..............................................14
         2.6      Ownership of/Title to Assets....................................15
         2.7      Bank Accounts; Receivables......................................16
         2.8      Equipment; Leasehold............................................16
         2.9      Proprietary Assets..............................................16
         2.10     Contracts.......................................................18
         2.11     Liabilities; Fees, Costs and Expenses...........................20
         2.12     Compliance with Legal Requirements..............................20
         2.13     Governmental Authorizations.....................................20
         2.14     Tax Matters.....................................................21
         2.15     Employee and Labor Matters; Benefit Plans.......................22
         2.16     Environmental Matters...........................................24
         2.17     Insurance.......................................................25
         2.18     Related Party Transactions......................................25
         2.19     Legal Proceedings; Orders.......................................26
         2.20     Authority; Binding Nature of Agreement..........................26
         2.21     Non-Contravention; Consents.....................................27
         2.22     Finder's Fee....................................................28
         2.23     Regulatory Approvals............................................28
         2.24     Full Disclosure.................................................28
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                                TABLE OF CONTENTS
                                   (continued)

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SECTION 3.        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........28
         3.1      Corporate Existence and Power...................................28
         3.2      Authority; Binding Nature of Agreement..........................29
         3.3      Capitalization..................................................29
         3.4      Parent Financial Statements.....................................30
         3.5      No Conflict.....................................................31
         3.6      Valid Issuance..................................................32
         3.7      No Material Adverse Effect......................................32
         3.8      Legal Proceedings...............................................32
         3.9      Compliance with Legal Requirements..............................32
         3.10     Governmental Authorizations.....................................32
         3.11     Consents........................................................33
         3.12     Full Disclosure.................................................33

SECTION 4.        CERTAIN COVENANTS...............................................33
         4.1      Access and Investigation........................................33
         4.2      Operation of the Company's Business.............................33
         4.3      Notification by Company.........................................36
         4.4      Notification by Parent..........................................36
         4.5      Acquisition Proposals...........................................37
         4.6      Fairness Opinion................................................38

SECTION 5.        ADDITIONAL COVENANTS OF THE PARTIES.............................38
         5.1      Filings and Consents............................................38
         5.2      Information Statement...........................................38
         5.3      Public Announcements............................................40
         5.4      Commercially Reasonable Efforts.................................40
         5.5      Tax Matters.....................................................40
         5.6      Termination of Agreements.......................................40
         5.7      Termination of Employee Plans...................................41
         5.8      Termination of SAR / SEP / IRA Participation....................41
         5.9      FIRPTA Matters..................................................41

SECTION 6.        CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB....41
         6.1      Accuracy of Representations.....................................41
         6.2      Performance of Covenants........................................42
         6.3      Stockholder Approval............................................42
         6.4      Consents........................................................42
         6.5      Agreements and Documents........................................42
         6.6      Conversion of Preferred Stock...................................43
         6.7      No Material Adverse Change......................................43
         6.8      No Restraints...................................................43

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                                       ii

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                                TABLE OF CONTENTS
                                   (continued)

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         6.9      No Governmental Litigation......................................43
         6.10     No Other Litigation.............................................44
         6.11     Termination of Employee Plans...................................44
         6.12     FIRPTA Compliance...............................................44
         6.13     Dissenting Shares...............................................44
         6.14     Parent Stockholder Approval.....................................44
         6.15     Consents and Additional Company Approvals.......................44
         6.16     Consents and Additional Parent and Merger Sub Approvals.........44
         6.17     Company Closing Balance Sheet...................................44

SECTION 7.        CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..............45
         7.1      Accuracy of Representations.....................................45
         7.2      Performance of Covenants........................................45
         7.3      Documents.......................................................45
         7.4      Company Stockholder Approval....................................46
         7.5      Company Option and Warrant Holder Approval......................46
         7.6      Consents and Additional Company Approvals.......................46
         7.7      Parent Approvals................................................46
         7.8      Consents and Additional Parent and Merger Sub Approvals.........46
         7.9      No Material Adverse Change......................................46
         7.10     No Restraints...................................................46
         7.11     No Governmental Litigation......................................46
         7.12     No Other Litigation.............................................46

SECTION 8.        TERMINATION.....................................................47
         8.1      Termination Events..............................................47
         8.2      Termination Procedures..........................................48
         8.3      Effect of Termination...........................................48

SECTION 9.        ESCROW AND INDEMNIFICATION; LIMITATION OF LIABILITY.............48
         9.1      Escrow Fund.....................................................48
         9.2      Indemnification and Limitation of Liability.....................50
         9.3      Escrow Period; Release From Escrow..............................51
         9.4      Third-Party Claims..............................................52
         9.5      Claims Upon Escrow Fund.........................................52
         9.6      Objections to Claims............................................53
         9.7      Resolution of Conflicts and Arbitration.........................53
         9.8      Stockholders' Agent.............................................54
         9.9      Actions of the Stockholders' Agent..............................55
         9.10     Notice and Defense of Claims made by Company Indemnified Person.55

SECTION  10.      MISCELLANEOUS PROVISIONS........................................56

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                                TABLE OF CONTENTS
                                   (continued)

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         10.1     Further Assurances..............................................56
         10.2     Fees and Expenses...............................................56
         10.3     Attorneys' Fees.................................................57
         10.4     Notices.........................................................57
         10.5     Time of the Essence.............................................58
         10.6     Headings........................................................58
         10.7     Counterparts....................................................58
         10.8     Governing Law...................................................58
         10.9     Successors and Assigns..........................................58
         10.10    Remedies Cumulative; Specific Performance.......................58
         10.11    Waiver..........................................................58
         10.12    Amendments......................................................59
         10.13    Severability....................................................59
         10.14    Parties in Interest.............................................59
         10.15    Entire Agreement................................................59
         10.16    Reserved........................................................59
         10.17    Construction....................................................59
         10.18    Arbitration.....................................................60

                                    EXHIBITS


Exhibit A  -  Certain definitions

Exhibit B  -  Voting Signatories

Exhibit C  -  Voting Agreement

Exhibit D  -  Form of Employment Agreement

Exhibit E  -  Certificate of Merger

Exhibit F  -  Form of Amended and Restated Articles of Incorporation of
              Surviving Corporation

Exhibit G  -  Form of Restated Bylaws of the Surviving Corporation

Exhibit H  -  Directors and officers of Surviving Corporation

Exhibit I  -  Form of Series G Warrant

Exhibit J  -  Forms of tax representation letters

Exhibit K  -  Form of FIRPTA Statement

Exhibit L  -  Form of Status Letter from Company Equityholders

Exhibit M  -  Form of legal opinion of Palmer & Dodge LLP

Exhibit N  -  Investors' Rights Agreement

Exhibit O  -  Research, Collaboration and License Agreement

Exhibit P     Subscription Form

Exhibit Q  -  Form of legal opinion of Gray Cary Ware & Freidenrich LLP

Exhibit R  -  Amended and Restated Articles of Incorporation of Parent

Exhibit S  -  Escrow Agreement

                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of May 8, 2001 ("AGREEMENT DATE"), by and among:
MITOKOR, a California corporation ("PARENT"); MITO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB") and APOLLO BIOPHARMACEUTICS, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "MERGER") in accordance with and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, it is intended that the Merger be treated as a purchase.

         C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole stockholder of Merger Sub.

         D. In connection with the execution and delivery of this Agreement, those certain stockholders of the Company listed hereto on EXHIBIT B (the "VOTING SIGNATORIES") are entering into voting agreements in the form attached hereto as EXHIBIT C (the "VOTING AGREEMENTS") pursuant to which, among other things, such Voting Signatories agree to vote all shares of capital stock of the Company owned by them in favor of the Merger.

         E. In connection with the execution and delivery of this Agreement, certain employees of the Company have previously entered into an employment agreement in the form attached hereto as EXHIBIT D (the "EXECUTIVE EMPLOYMENT AGREEMENT") whose effectiveness is subject to, among other things, the occurrence of the Merger.

                                    AGREEMENT

         In consideration of the foregoing premises and the mutual representations, warranties and covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

SECTION 1. THE MERGER

         1.1 MERGER OF MERGER SUB WITH AND INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement and to the applicable provisions of the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

         1.3 CLOSING; EFFECTIVE TIME. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6 and Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, CA 92121, or at such other time, date or place as agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, simultaneously with or as soon as practicable following the Closing, a properly executed certificate of merger satisfying the applicable requirements of the DGCL and attached hereto as EXHIBIT E (the "CERTIFICATE OF MERGER") shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the latest of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or
(b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent and the Company (such latest date being referred to as the "EFFECTIVE TIME").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

                  (a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time as part of the Merger to conform to EXHIBIT F;

                  (b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time as part of the Merger to conform to EXHIBIT G; and

                  (c) Parent and Surviving Corporation agree to appoint, upon the effectiveness of the Merger, the individuals identified on EXHIBIT H as the directors and officers of the Surviving Corporation.

         1.5 CONVERSION OF SHARES. The allocation of the Merger Consideration (as defined in Section 1.5(b)(vii)) and the treatment of the Company Options and Company Warrants set forth in this Agreement reflects a 1:55-for-1 reverse stock split of the Company Common Stock previously effected by the Company, which reverse stock split the Company Stockholders, by approving this Merger Agreement, will be deemed to have approved, adopted and ratified.

                  (a) Subject to Sections 1.8(a) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                           (i) except as provided in Section 1.5(a)(ii), each
                  share of the common stock, par value $.02 per share of the Company (the "COMPANY COMMON STOCK"), including each share of Company Common Stock issuable upon conversion of each share of the Series A Convertible Preferred Stock, par value $.01 per share of the Company (the "COMPANY PREFERRED STOCK") which has automatically converted by its terms into Company Common Stock immediately prior to consummation of the Merger, outstanding immediately prior to the Effective Time shall be converted into the right to receive,

                                    (A) that fraction of a share of the Series G
                           Preferred Stock, no par value per share of Parent ("SERIES G STOCK") equal to the Exchange Ratio (as defined in Section 1.5(b)(v));


                                    (B) that portion of the Cash Consideration
                           (as defined in Section 1.5(b)(i)) equal to the quotient (rounded to the nearest ten thousandth) obtained by dividing (1) the Cash Consideration, by
                           (2) the Fully Diluted Company Shares Amount (as defined in Section 1.5(b)(vi))(the "CASH EXCHANGE RATIO"); and

                                    (C) a right to that portion of the
                           Contingent Consideration, if any, equal to the Contingent Exchange Ratio (as defined in Section 1.5(b)(iv)).

                           (ii) any shares of Company Common Stock then held by
                  Parent or any direct or indirect wholly-owned subsidiary of Parent, or by the Company in the Company's treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

                           (iii) each share of the common stock of Merger Sub
                  outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                  (b) For purposes of this Agreement:

                           (i) Subject to Sections 1.6 and 10.2, the "CASH
                  CONSIDERATION" due to the Company Equityholders as a result of the Merger shall consist of an amount equal to $1,000,000 (as adjusted pursuant to the terms of Sections 1.10 and 10.2 of this Agreement).

                           (ii) The "COMPANY EQUITYHOLDERS" shall mean those
                  individuals and entities who (A) prior to the Merger hold (1) Company Common Stock, (2) Company Preferred Stock, and/or (3) warrants, options or other conversion rights which are convertible into (y) Company Common Stock or (z) securities convertible into Company Common Stock; and (B) as a result of the Merger, will hold Series G Stock and/or Series G Warrants (as defined in Section 1.6 of this Agreement).

                           (iii) The "CONTINGENT CONSIDERATION" shall mean the
                  aggregate number of shares of Series G Stock or Parent Common Stock (as defined below) released, if any, to the Company Equityholders determined in accordance with this subsection
                  (b)(iii), together with any and all cash dividends or dividends payable in securities or other distributions of any kind made in respect of such shares. For purposes of the calculation of the Contingent Consideration:

                                    (A) the "CONTINGENT SHARES" shall mean that
                           number of shares of Series G Stock equal to 400,000, or the number of shares of Parent Common Stock received upon the conversion of such shares of Series G Stock into Parent Common Stock together with any and all cash dividends or dividends payable in securities or other distributions of any kind made in respect of such shares (such dividends and distributions being allocated pro-rata across the Contingent Shares and treated in the same manner as the Contingent Shares with which they are associated for purposes of this Agreement), with each applicable security as adjusted for any Recapitalization Event (as defined below); and

                                    (B) the "SHARE PRICE" shall mean the average
                           closing per share sale price of the Common Stock, no par value per share, of Parent ("PARENT COMMON STOCK") for the sixty trading day period beginning the trading day following the first day of public trading in Parent Common Stock subsequent to Parent's firmly underwritten initial public offering (the "IPO"). The Share Price shall be subject to adjustment in the event of a Recapitalization Event.

         The Contingent Shares attributable to the Company Stockholders will be held by (and registered in the name of) the Escrow Agent (as such term is defined in Section 9) in the Escrow Fund (as defined in Section 9) as nominee for the Company Stockholders who have a right to such Contingent Shares. As Series G Warrants are exercised the portion of the Contingent Shares attributable to the holders of such exercised warrants (as set forth on SCHEDULE 1.5) will be issued in the name of the Escrow Agent to be held in the Escrow Fund.

         In the event that the Share Price is less than $20 (as adjusted for any Recapitalization Event), then within ten (10) business days of the end of such sixty trading day period, all or a portion of the Contingent Shares as calculated in accordance with the following formula shall be, subject to Section 1.6, released and distributed (or in the case of the portion attributable to Series G Warrants, set aside for issuance upon exercise of such warrants) to the Company Equityholders on a PRO RATA basis as set forth in SCHEDULE 1.5.

Contingent            =   Contingent Shares   x         $20* - SHARE PRICE
Consideration                                           ------------------
                                                                10*
-------------------
*(as adjusted for any Recapitalization Event)

In no event shall the aggregate number of shares which comprise the Contingent Consideration so released or set aside exceed the total number of Contingent Shares. Subject to Section 1.6, all of the Contingent Shares shall be released to the Company Equityholders in the event that the Share Price is $10 (as adjusted for any Recapitalization Event) or less. No Contingent Shares shall be released to Company Equityholders if the Share Price is $20 (as adjusted for any Recapitalization Event) or above. Such released Contingent Shares shall be subject to the same transfer restrictions applicable to the Merger Shares. In the event that Parent has not effected its IPO within fifteen (15) months following Closing, then, subject to Section 1.6, 200,000 (as adjusted for any Recapitalization Event) of the Contingent Shares shall be released and distributed to the Company Equityholders on a PRO RATA basis in proportion to their rights to Contingent Consideration as set forth on SCHEDULE 1.5 (or in the case of the portion attributable to Series G Warrants, reserved for issuance upon exercise of such warrants). Any Contingent Shares remaining following any such partial release to the Company Equityholders, other than those shares pending disposition under Section 1.6 of this Agreement, shall be released back to Parent. Notwithstanding the foregoing, in the event of the release of Contingent Shares allocable to the Company Stockholders prior to the Termination Date (defined at Section 9.2(a)) ten percent (10%) of such Contingent Shares that would otherwise be released to each Company Stockholder shall, on behalf of each Company Stockholder, in proportion to each Company Stockholder's right to the Contingent Consideration, remain in the Escrow Fund to serve as Indemnity Shares (as defined at Section 9.1(b) hereof). In the event of the release of Contingent Shares allocable to Series G Warrants, which occurs prior to the Termination Date, ten percent (10%) of such Contingent Shares shall be reserved for issuance into the Escrow Fund to serve as Indemnity Shares upon exercise of such warrants prior to the Termination Date.

                           (iv) The "CONTINGENT EXCHANGE RATIO" shall be the
                  fraction (rounded to the nearest ten-thousandth) determined by dividing (A) the Contingent Consideration, by (B) the Fully Diluted Company Share Amount.

                           (v) The "EXCHANGE RATIO" shall be the fraction
                  (rounded to the nearest ten-thousandth) determined by dividing
                  (A) 1,800,000 (as adjusted for any Recapitalization Event), by
                  (B) the Fully Diluted Company Share Amount (as defined below).

                           (vi) The "FULLY DILUTED COMPANY SHARE AMOUNT" is
                  3,894,960 shares, which the Company represents is the sum of
                  (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time in accordance with the Company's certificate of incorporation as then in effect, (C) the aggregate number of shares of Company Common Stock issuable pursuant to all options to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time ("COMPANY OPTIONS"), (D) the aggregate number of shares of Company Common Stock issuable pursuant to all warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time ("COMPANY WARRANTS"), and (E) the aggregate number of shares of Company Common Stock issuable pursuant to any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

                           (vii) The "MERGER CONSIDERATION" receivable by a
                  holder of capital stock of the Company shall consist of (A) that portion of the Merger Shares issuable to such holder in accordance with Section 1.5(a)(i)(A) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (B) the right of such holder to receive cash in lieu of fractional shares of Series G Stock in accordance with Section 1.8(a), (C) the right of such holder to receive the applicable portion of the Contingent Consideration, if any, in accordance with Section 1.5(a)(i)(C) and (D) the portion of the Cash Consideration payable to such holder in accordance with Section 1.5(a)(i)(B). Each Company Stockholder's PRO RATA portion of the Merger Consideration is set forth on SCHEDULE 1.5 of this Agreement.

                           (viii) The "MERGER SHARES" shall mean the 1,800,000
                  shares of Series G Stock (as adjusted for any Recapitalization Event) to be issued pursuant to Section 1.5(a)(i).

                           (ix) A "RECAPITALIZATION EVENT" shall mean any stock
                  split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to the applicable classes of Parent's capital stock occurring after the date hereof.

         1.6 COMPANY OPTIONS AND WARRANTS. At the Effective Time, each then outstanding Company Option and Company Warrant listed on SCHEDULE 1.6 of this Agreement shall be terminated and converted into the right to receive a warrant to purchase that number of shares of Series G Stock (with the associated rights to a portion of the Cash Consideration and Contingent Consideration, collectively referred to in the Series G Warrants as a Unit) specified on SCHEDULES 1.5 AND 1.6. Each of the warrants to purchase shares of Series G Stock (the "SERIES G WARRANTS") shall be fully vested and in the form attached to this Agreement as EXHIBIT I. The number of shares of Series G Stock subject to each Series G Warrant shall be equal to the number of shares of Company Common Stock that were subject to each exchanged Company Option or Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Series G Stock. The per share exercise price for the Series G Stock issuable upon exercise of each Series G Warrant issued in exchange for such Company Option or Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option or Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent as is specified on SCHEDULE
1.6 hereto. Holders of the Series G Warrants shall be entitled to receive, upon exercise: (a) shares of Series G Stock (or (i) Parent Common Stock if the Series G Stock has converted into Parent Common Stock, or (ii) any property or consideration issued in exchange for such shares of Series G Stock or Parent Common Stock), (b) that portion of the Cash Consideration to which such holder would have otherwise been entitled to had he exercised his Company Option or Company Warrant immediately prior to Closing; and (c) that portion, or the right to receive such portion, of the Contingent Consideration, if any, to which such holder would have otherwise been entitled had he exercised such Company Option or Company Warrant immediately prior to Closing. Parent shall hold the Cash Consideration allocated for each holder of Series G Warrants in trust until such time as the holder actually exercises such Series G Warrant. The portion of Contingent Consideration related to the Series G Warrants shall remain authorized and reserved by Parent until the later of such time as the holder actually exercises such Series G Warrant or at the time of expiration or termination or such warrant. Any Cash Consideration or Contingent Consideration so allocated to Series G Warrants which expire or are terminated shall revert back to Parent at the time of such expiration or termination. Each Company Option and Company Warrant holder's PRO RATA portion of the Cash Consideration and Contingent Consideration, if any, is set forth on SCHEDULE 1.5.

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "COMPANY STOCK CERTIFICATE") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.8.

         1.8 EXCHANGE OF CERTIFICATES; LEGENDS; ESCROW.

                  (a) As soon as practicable after the Effective Time, Parent will send to each of the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, (ii) such other customary documents as may be required including, without limitation, a Form W-9, and (iii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate(s) with the face value(s) specified on Part 2.3(a)(ii) of the Company Disclosure Schedule to Parent for exchange, together with a duly executed letter of transmittal and such other documents as are customarily required in this type of merger transaction, Parent shall deliver to the holder of such Company Stock Certificate(s) (i) a certificate representing the number of shares of Series G Stock that such holder has the right to receive pursuant to Section 1.5, less the number of shares of Series G Stock to be deposited into an escrow fund (the "ESCROW FUND") as Indemnity Shares pursuant to the requirements of Sections 1.8(f) and Section 9 (such amount being reflected on SCHEDULE 1.5), and (ii) a check equal to the applicable portion of Cash Consideration to which such holder is entitled, provided that the certificates representing Series G Stock to be delivered to the holder of a Company Stock Certificate(s) represent only whole shares of Series G Stock and in lieu of any fractional share to which such holder would otherwise be entitled (including fractional shares resulting from the issuance of shares of Series G Stock from the Indemnity Portion of the Escrow Fund (as defined at Section 9.1 of this Agreement)), the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of the dollar amount (rounded to the nearest whole cent) determined by multiplying $7.50 by the fraction of a share of Series G Stock that would otherwise be deliverable to such holder. In addition to the payments set forth above, Parent shall also pay to holders of Company Stock Certificates at the time of the exchange contemplated by this
         Section 1.8(a), any fractional share amounts due such holders in connection with the conversion of the Company Preferred Stock into Company Common Stock. The Company shall prior to Closing have either
         (i) paid to the Company Stockholders any unpaid fractional share amounts due such holders in connection with prior stock splits effected by the Company, as such amounts are specified on SCHEDULE 2.3(A)(II); or (ii) allocated and set aside such funds required to pay such amounts with respect to those Company Stockholders who have not yet returned required stock certificates to be exchanged pursuant to such prior stock splits. In the event two or more Company Stock Certificates represent shares of Company Common Stock by any single holder, all calculations respecting the number of shares and amount of cash to be delivered to such holder shall be made based on the aggregate number of shares represented by such Company Stock Certificates. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the issuance of any certificate representing Series G Stock or the payment of cash, or cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and release (in such form as Parent may reasonably request) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (b) No dividends or other distributions declared or made with respect to Series G Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Series G Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payments). In the interim, such dividends and distributions will be held by Parent in trust for such holders, and to the extent such dividends and distributions consist of cash, in an interest-bearing account.

                  (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Series G Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) The shares of Series G Stock to be issued pursuant to this
         Section 1.8 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act, only in certain limited circumstances. Each certificate evidencing shares of Series G Stock to be issued pursuant to this
         Section 1.8 shall bear the following legends:

                           (i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                  HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT
                  (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

                           (ii) Any other legends required by federal law or
                  other applicable state blue sky laws.

                  (f) As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 9 hereof, Parent shall cause to be deposited with the Escrow Agent (as defined in Section 9 hereof) a certificate or certificates totaling 151,766 shares of Series G Stock (as adjusted for any Recapitalization Event) representing the initial number of aggregate Indemnity Shares being allocated for each Company Stockholder at Closing as specified on
         SCHEDULE 1.5. The shares deposited into the Escrow Fund pursuant to this Section 1.8(f) shall be registered in the name of the Escrow Agent as nominee for the holders of Series G Stock that have been allocated such shares pursuant to this Section 1.8(f). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Section 9. To the extent not used for such purposes, such shares shall be released, all as provided in Section 9 hereof.

         1.9 DISSENTING SHARES.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become shares seeking rights of appraisal pursuant to Section 262 of the DGCL shall not be converted into or represent the right to receive Series G Stock or a portion of the Cash Consideration or Contingent Consideration in accordance with Section
         1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(a)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in
         Section 262 of the DGCL; PROVIDED, HOWEVER, that if (i) the status of any such shares as "dissenting shares" shall not be perfected, (ii) the rights of appraisal relating to such shares shall not be perfected, or
         (iii) any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with the terms of this Agreement.

                  (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer which consent will not be unreasonably withheld.

         1.10 ADDITIONAL PARENT PAYMENTS AT THE CLOSING. In addition to the other payments and actions specified in this Agreement, at the Closing Parent shall pay the following amounts by delivery at Closing of checks to the applicable parties:

                  (a) Parent shall pay Adams, Harkness and Hill, Inc. ("AH&H") the sum of $275,000, in satisfaction of certain obligations of the Company to AH&H.

                  (b) Parent shall pay Katherine Gordon the sum of $50,000, in satisfaction of certain obligations of the Company to Dr. Gordon.

                  (c) Parent shall pay Robert Leonard ("Leonard") the sum of $35,000, in satisfaction of certain obligations of the Company to Leonard, which such sum of $35,000 shall be reduced by the amount of principal and interest then outstanding under that certain promissory note made by Leonard in the favor of the Company in the original principal amount of $24,885.97 (the "LEONARD NOTE") in order to allow the payoff by Parent of such Leonard Note in full at the Closing.

         The amounts set forth in subsections (a), (b) and (c) of this Section
1.10 shall reduce the Cash Consideration set forth in Section 1.5(b)(i) of this Agreement, resulting in a pro-rata reduction of the amount of such consideration allocated to each of the Company Equityholders.

         1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.12 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a purchase.

         1.13 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub, as follows subject to such exceptions as are disclosed in the Company Disclosure
Schedule:

         2.1 DUE ORGANIZATION; NO SUBSIDIARIES.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

                  (b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

                  (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed would not (individually or in the aggregate) have a Material Adverse Effect on the Company or on the consummation of the Merger and the other transactions contemplated herein. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c)(ii) of the Company Disclosure Schedule.

                  (d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the current members of the Company's board of directors, (ii) the names of the current members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's current officers.

                  (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1(e) of the Company Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's certificate of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company since the inception of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

         2.3 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of:
         (i) 20,000,000 shares of Common Stock, par value $.02 per share, of which 2,962,058 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which 100,000 shares are designated Series A Convertible Preferred Stock, 70,000 of which are issued and outstanding. As of the date hereof and as of the Effective Time, each outstanding share of Company Preferred Stock is and shall be convertible into 1.0282 shares of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding shares of Company Common Stock and Company Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable federal and state securities laws and the DGCL, and (ii) all requirements binding the Company set forth in applicable Contracts to which the Company is a party. Part 2.3(a)(i) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option, if any, which is held by the Company and to which any shares of capital stock of the Company is subject. Part 2.3(a)(ii) of the Company Disclosure Schedule provides an accurate and complete itemization of the share amounts represented on the Company's issued stock certificates representing the Company Common Stock and Company Preferred Stock, both as the share amounts are currently represented on the outstanding certificates and how the share amounts would otherwise be represented had the existing certificates been replaced with new certificates to reflect any and all stock splits, reverse stock splits, recapitalization, combinations, reorganizations and any like transactions effected by the Company.

                  (b) The Company has reserved 805,160 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 479,157 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that is subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option (including any circumstances under which such vesting may be accelerated as a result of the Merger or otherwise); (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in
         Part 2.3(b) or Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (including any preemptive rights), whether or not currently exercisable, to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; or
         (iii) Contract obligating the Company to sell or otherwise issue any shares of its capital stock or any other securities of the Company.

                  (c) The Company has reserved 131,774 shares of Company Common Stock for issuance pursuant to the Company Warrants, all of which such Company Warrants are outstanding as of the date of this Agreement. Part 2.3(c) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Warrant outstanding as of the date hereof: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock that is subject to such Company Warrant; (iii) the date on which such Company Warrant was granted and the term of such Company Warrant; and (iv) the exercise price per share of Company Common Stock purchasable under such Company Warrant.

                  (d) Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

                  (e) To the Knowledge of the Company, no more than 35 stockholders of the Company do not qualify as an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

         2.4 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS"):

                           (i) the audited balance sheet of the Company as of
                  December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000, and the related audited statement of operations, statement of stockholders' equity and statement of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of BDO Seidman relating thereto; and

                           (ii) the unaudited balance sheet of the Company as of
                  March 31, 2001 (the "UNAUDITED INTERIM BALANCE SHEET"), and the related unaudited statement of operations of the Company for the three-month period then ended.

                  (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and in the case of the financial statements referred to in
         Section 2.4(a)(i), cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section

         2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 2000:

                  (a) there has not been any adverse change in the Company's business, condition, capitalization, assets, liabilities, operations, financial performance or prospects that have had, or could be reasonably expected to have, and, to the Knowledge of the Company, no event has occurred that has had, or could reasonably be expected to have (individually or in the aggregate), a Material Adverse Effect on the Company;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

                  (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

                  (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the (A) exercise of outstanding Company Options and Company Warrants or (B) exercise by Neuroscience Partners Limited ("NPLP") of its conversion right contained in that certain Royalty Purchase Agreement, dated December 18, 1996 by and between NPLP and Apollo Genetics, Inc.), (ii) any option or right to acquire any capital stock or any other securities of the Company (except for Company Options and Company Warrants described in Part 2.3 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company;

                  (e) the Company has not amended or waived any of its rights under, or changed or modified any provisions permitting the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                  (f) there has been no amendment to the Company's certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since December 31, 2000, exceeds $100,000;

                  (h) the Company has not (i) entered into or permitted any of the assets owned or otherwise required to be used by it to accomplish its ordinary course of business to become bound by any Material Contract involving the Company (as defined in Section 2.10(a)), or (ii) materially amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which the Company is a party;

                  (i) the Company has not, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices, (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right;

                  (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                  (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

                  (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel or similar advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

                  (m) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

                  (n) the Company has not changed any of its methods of accounting or accounting practices in any respect, except to the extent, if any, required by GAAP;

                  (o) the Company has not made any Tax election;

                  (p) the Company has not commenced or settled any Legal Proceeding;

                  (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

                  () the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (q) above.

         2.6 OWNERSHIP OF/TITLE TO ASSETS.

                  (a) The Company owns, and has good and valid title to all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet as owned by the Company or purchased by the Company after March 31, 2001, except for assets which have been disposed of in the ordinary course of business, and (ii) all assets referred to as owned by the Company in Part 2.8 of the Company Disclosure Schedule. Except as set forth in

         Part 2.6(a) of the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and
         (y) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) have a Material Adverse Effect on the Company.

                  (b) Part 2.6(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to or by the Company. To the Knowledge of the Company all such leases and licenses are valid and enforceable against the parties thereto.

         2.7 BANK ACCOUNTS; RECEIVABLES.

                  (a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution. Such information consists of the name of the bank or financial institution, the account number and the balance as of March 31, 2001.

                  (b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 2001. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2001 and have not yet been collected)
         (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current. The Company has no Knowledge that such accounts receivable would not be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $5,000 in the aggregate).

         2.8 EQUIPMENT; LEASEHOLD.

                  (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                  (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified and whose terms are summarized in Part 2.8(b) of the Company Disclosure Schedule.

         2.9 PROPRIETARY ASSETS.

                  (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed and is currently active or pending with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the

         Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to each Proprietary Asset that is licensed or otherwise made available to the Company by any Person and is material to the business of the Company and identifies the Contract, including all amendments thereto, under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good and valid title to all of the Company Proprietary Assets identified in Part 2.9(a)(i) and, to its Knowledge, to the Company Proprietary Assets identified in Part 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for any lien for current taxes not yet due and payable. Each Contract identified in Parts 2.9(a)(ii) and 2.9(a)(iii) of the Company Disclosure Schedule is, to the Company's Knowledge, valid and in full force and effect and the Company has not materially violated or breached, or committed any default under, any such Contract. Subject to the terms of the applicable Contracts, the Company has a valid right to use and otherwise exploit, to the extent provided within the applicable Contract, all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

                  (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets. Without limiting the generality of the foregoing, (i) all current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company confidentiality agreements previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have each executed and delivered to the Company consultant agreements (containing no exceptions to or exclusions from the scope of its coverage) copies of which the Company has subsequently delivered to Parent. Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, no current or former employee, officer, director, stockholder, consultant or independent contractor of or to the Company has any right, claim or interest in or with respect to any Company Proprietary Asset.

                  (c) To the Knowledge of the Company: (i) there are no patents, trademarks, service marks and copyrights owned or in-licensed by the Company that are material to its business that are not valid or enforceable; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes or misappropriates any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or misappropriates any material Company Proprietary Asset.

                  (d) To the Company's Knowledge, the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

                  (e) To the Company's Knowledge, the Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Company Disclosure Schedule, the Company has not (i) licensed, granted rights in or hypothecated any of the material Company Proprietary Assets to any Person, or (ii) entered into any covenant not to compete, or Contract limiting its ability to exploit any Company Proprietary Assets or to transact business, in any market or geographical area or with any Person.

         2.10 CONTRACTS.

                  (a) Part 2.10(a) of the Company Disclosure Schedule identifies:

                           (i) each Company Contract relating to the employment
                  of, or the performance of services by, any current employee, consultant or independent contractor;

                           (ii) each Company Contract relating to the
                  acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                           (iii) each Company Contract imposing any restriction
                  on the Company's right or ability to (A) compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                           (iv) each Company Contract creating or involving any
                  agency relationship or distribution arrangement;

                           (v) each Company Contract relating to the
                  acquisition, issuance or transfer of any securities;

                           (vi) each Company Contract relating to the creation
                  of any Encumbrance with respect to any material asset of the Company;

                           (vii) each Company Contract involving or
                  incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                           (viii) each Company Contract creating any partnership
                  or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                           (ix) each Company Contract relating to the purchase
                  or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

                           (x) each Company Contract constituting or relating to
                  a Government Contract or Government Bid;

                           (xi) any other Company Contract that was entered into
                  outside the ordinary course of business or was inconsistent with the Company's past practices;

                           (xii) any other Company Contract that has a term of
                  more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                           (xiii) any other Company Contract that contemplates
                  or involves (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

Company Contracts in the respective categories described in clauses (i) through
(xiii) above are referred to in this Agreement as "MATERIAL CONTRACTS."

                  (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.10(a) and Part 2.10(b) of the Company Disclosure Schedule is, to the Knowledge of the Company, valid, in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

                           (i) the Company has not violated or breached, or
                  committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                           (ii) to the Knowledge of the Company, no event has
                  occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or materially modify any Material Contract;

                           (iii) since the Company's inception, the Company has
                  not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

                           (iv) the Company has not waived any of its material
                  rights under any Material Contract.

                  (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

                  (e) Except as set forth on Part 2.10(e) of the Company Disclosure Schedule, the Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

                  (f) Part 2.10(f) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any written bid, offer, award, proposal, term sheet or similar document has been submitted or received by the Company since December 31, 2000 and which, when duly executed and delivered, would constitute a Material Contract.

         2.11 LIABILITIES; FEES, COSTS AND EXPENSES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries and other expenses that have been incurred by the Company since December 31, 2000 in the ordinary course of business and consistent with the Company's past practices; (iii) liabilities under the Material Contracts, arising or incurred in accordance with the express terms of such Material Contracts; (iv) liabilities for expenses, including the fees and expenses of counsel and accountants, incurred in connection with this Agreement and the other transactions contemplated hereby; and (v) the liabilities identified in
Part 2.11 of the Company Disclosure Schedule.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since its inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not (individually or in the aggregate) have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since December 31, 1997 the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. To the Company's Knowledge, the Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since its inception has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Company Disclosure Schedule, except where such failure to be in such compliance would not (individually or in the aggregate) have a Material Adverse Effect on the Company. Since December 31, 1997, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.14 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since the Company's inception which have been requested by Parent.

                  (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the inception of the Company through the Closing Date in accordance with GAAP, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

                  (c) Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

                  (d) Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
         Section 481 or

         263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                  (e) Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section(s) 280G, 162(m) or 404 of the Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company is not, and has never been, a member of an affiliated group of corporations filing a consolidated federal income tax return or a party to or bound by any tax sharing agreement, tax allocation agreement or similar Contract.

         2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (a) Part 2.15(a)(i) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("EMPLOYEE"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate per Plan per year. Part 2.15(a)(ii) of the Company Disclosure Schedule sets forth the citizenship status of every employee of the Company (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit.

                  (b) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "PENSION PLAN").

                  (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "WELFARE PLANS"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                  (d) With respect to each Plan, the Company has delivered to
         Parent:

                           (i) an accurate and complete copy of such Plan
                  (including all amendments thereto);

                           (ii) an accurate and complete copy of the annual
                  report, if required under ERISA, with respect to such Plan for the last two years;

                           (iii) an accurate and complete copy of the most
                  recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

                           (iv) if such Plan is funded through a trust or any
                  third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

                           (v) accurate and complete copies of all Contracts
                  relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                           (vi) an accurate and complete copy of the most recent
                  determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

                  (e) The Company is not required to be, and, to the Knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
         Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "AFFILIATED SERVICE GROUP" within the meaning of Section 414(m) of the Code. To the Knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "WITHDRAWAL LIABILITY," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                  (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

                  (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

                  (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

                  (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

                  (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (l) Part 2.15(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

                  (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

                  (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                  (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, the Company has good labor relations, and has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have (individually or in the aggregate) a Material Adverse Effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

         2.16 ENVIRONMENTAL MATTERS. Except for such failures to comply which do not (individually or in the aggregate) have a Material Adverse Effect on the Company. the Company is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance in all material respects with any applicable Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. For purposes of this Agreement: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         2.17 INSURANCE. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and, to the extent requested by Parent, the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Except as specified in Part 2.17(ii) of the Company Disclosure Schedule, since December 31, 1997, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party (as defined below) has, and no Related Party has at any time since December 31, 1997 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1997 been, indebted to the Company; (c) since December 31, 1997, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) to the Company's Knowledge, no Related Party is competing, or has at any time since December 31, 1997 competed, directly or indirectly, with the Company; and (e) to the Company's Knowledge, no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Agreement each of the following shall be deemed to be a "RELATED PARTY": (i) each individual who is, or who has at any time since December 31, 1997 been, an officer or director of the Company; and (ii) each member of the immediate family of each of the individuals referred to in clause (i) above.

         2.19 LEGAL PROCEEDINGS; ORDERS.

                  (a) There is no pending Legal Proceeding to which the Company is a party, and to the Knowledge of the Company, no Person has threatened to make the Company party to any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement, or (iii) which would have (individually or in the aggregate) a Material Adverse Effect on the Company. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding to which the Company is a party.

                  (b) Except as disclosed on Part 2.19(b) of the Company Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

                  (c) There is no order, writ, injunction, judgment or decree to which the Company, or, to the Company's Knowledge, any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement (subject to the approvals referred to in the immediately following sentence); and the execution, delivery and performance by the Company of this Agreement have been duly authorized by the Company's board of directors. The affirmative vote of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted-basis) are the only votes of the stockholders of the Company needed to approve the principal terms of this Agreement and approve the Merger and the transactions contemplated hereby (the "REQUIRED COMPANY STOCKHOLDER VOTE"). The Voting Signatories who have delivered a Voting Agreement in connection with the execution of this Agreement hold a number of affirmative votes of Company Common Stock and Company Preferred Stock (together on an as-converted to Company Common Stock basis) equal to 1,586,421 which such number relates to 52.29% of the aggregate number of outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) the Company's obtaining of the Required Company Stockholder Vote, (b) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (c) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

                  (b) to the Company's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or otherwise required to be used by the Company to accomplish its ordinary course of business, is subject;

                  (c) except for such events as would not have (individually or in the aggregate) a Material Adverse Effect on the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or otherwise required to be used by the Company to accomplish its ordinary course of business;

                  (d) except for such events as would not have (individually or in the aggregate) a Material Adverse Effect on the Company, result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract;

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or otherwise required to be used by the Company to accomplish its ordinary course of business (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

                  (f) to the Company's Knowledge, result in the Company being solicited to pay additional consideration in order to secure any required consent or approval hereunder.

Except for the Required Company Stockholder Vote or as disclosed on the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or

(y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         2.22 FINDER'S FEE. Except for the Acquisition Services Fee (as defined in Section 10.2 of this Agreement), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         2.23 REGULATORY APPROVALS.

                  (a) The Company has granted Parent access to complete and correct copies of all regulatory applications filed by the Company with the Federal Food and Drug Administration or foreign equivalent (each a "REGULATORY APPLICATION").

                  (b) All data and information included in each Regulatory Application is true, complete and correct in all respects.

                  (c) Each Regulatory Application has been prepared and filed in accordance with all applicable laws and regulations, except for such failures to prepare and file which do not (individually or in the aggregate) have a Material Adverse Effect on the Company.

         2.24 FULL DISCLOSURE.

                  (a) This Agreement (including the Company Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

                  (b) The information supplied by the Company in writing for inclusion in the Information Statement (as defined in Section 5.2), as amended by the Company from time to time, will not, as of the date of mailing and the date of the Required Company Stockholder Vote is obtained, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows (subject to such exceptions as are disclosed in the Parent Disclosure Schedule):

         3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and Delaware, respectively, has all corporate power and authority required to conduct its business in the manner in which its business is currently being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have (individually or in the aggregate) a Material Adverse Effect on Parent or on the consummation of the Merger and the other transactions contemplated herein. Merger Sub has been formed for the purpose of consummating the Merger and has had no significant operations.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the right, power and authority to enter into and perform their obligations under this Agreement (subject to the approvals referred to in the immediately following sentence); and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of (a) Series G Stock and Series G Warrants in the Merger in accordance with this Agreement,
(b) the shares of Series G Stock (or other shares of capital stock) to be issued in connection with the exercise of the Series G Warrants, and (c) the shares of Parent Common Stock to be issued in connection with the conversion of such shares of Series G Stock) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors and by Parent as the sole stockholder of Merger Sub (subject to the approvals referred to in the immediately following sentence). The affirmative vote of (a) a majority of the shares of Parent Common Stock, voting together as a single class, (b) a majority of the Series F voting as a separate class, and (c) sixty-six and two-thirds percent (662/3%) of the following three groups, each voting together as a single class (on an as-converted-basis): (i) the Series A-1, the Series B, the Series B-1, the Series B-2, the Series B-3 and the Series B-4; (ii) the Series C; and (iii) the Series D, Series D-1, Series E and Series F (each defined in Section 3.3), are the only votes of the stockholders of Parent needed to approve the principal terms of this Agreement and approve the Merger and the transactions contemplated hereby (the "REQUIRED PARENT STOCKHOLDER VOTE"). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 CAPITALIZATION. The authorized capital stock of Parent consists of:
18,000,000 shares of Parent Common Stock, of which 201,991 shares are issued and outstanding and 18,000,000 shares of Parent Preferred Stock issuable in series, of which (i) 52,000 shares are designated Series A-1 Preferred Stock (the "SERIES A-1"), 52,000 shares of which are issued and outstanding; (ii) 7,200 shares are designated Series B Preferred Stock (the "SERIES B"), 7,200 shares of which are issued and outstanding; (iii) 90,000 shares are designated Series B-1 Preferred Stock (the "SERIES B-1"), 90,000 of which are issued and outstanding;
(iv) 30,000 shares are designated Series B-2 Preferred Stock (the "SERIES B-2"), 30,000 of which are issued and outstanding; (v) 30,000 shares are designated Series B-3 Preferred Stock (the "SERIES B-3"), 30,000 of which are issued and outstanding; (vi) 3,600 shares are designated Series B-4 Preferred Stock (the "SERIES B-4"), 3,600 of which are issued and outstanding; (vii) 3,308,431 shares are designated Series C Preferred Stock (the "SERIES C"), 3,292,431 of which are issued and outstanding; (viii) 3,358,042 shares are designated Series D Preferred Stock (the "SERIES D"), 3,351,042 of which are issued and outstanding;
(ix) 3,358,042 shares are designated Series D-1 Preferred Stock (the "SERIES D-1"), none of which are issued and outstanding; (x) 853,167 shares are designated Series E Preferred Stock (the "SERIES E"), 833,334 of which are issued and outstanding; and (xi) 4,000,000 shares are designated Series F Preferred Stock (the "SERIES F"), 2,511,681 of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Parent has reserved 113,043 shares of Parent Common Stock for issuance upon the conversion of Series A-1, 574,285 shares of Parent Common Stock for issuance upon the conversion of Series B, Series B-1, Series B-2, Series B-3 and Series B-4, 3,308,431 shares of Parent Common Stock for issuance upon the conversion of Series C, 3,358,042 shares of Parent Common Stock for issuance upon the conversion of Series D, 3,358,042 shares of Parent Common Stock for issuance upon the conversion of Series D-1, 853,167 shares of Parent Common Stock for issuance upon the conversion of Series E, 2,511,681 shares of Parent Common Stock for issuance upon the conversion of Series F, 67,042 shares of Parent Common Stock for issuance pursuant to the exercise of outstanding Parent Common Stock purchase warrants, 16,000 shares of Series C for issuance pursuant to the exercise of Series C purchase warrants, 7,000 shares of Series D for issuance pursuant to the exercise of Series D purchase warrants, 19,833 shares of Series E for issuance pursuant to the exercise of Series E purchase warrants, 1,987,318 shares of Parent Common Stock for issuance to employees, directors, and consultants pursuant to its Amended and Restated 1993 Stock Option Plan and 2,480 shares of Parent Common Stock for issuance upon exercise of nonstatutory options granted by Parent in 1991 and 1992. Except as set forth above, or on Part 3.3 of the Parent Disclosure Schedule there is no:
(i) outstanding subscription, option, call, warrant or right (including any pre-emptive rights), whether or not currently exercisable, to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) Contract obligating Parent to sell or otherwise issue any shares of capital stock or any other securities of Parent. To Parent's Knowledge, except as disclosed on Part 3.3 of the Parent Disclosure Schedule or as contemplated by this Agreement or the exhibits or schedules hereto, there is no voting trust or voting agreement governing the voting of Parent's capital stock. Except as set forth on the Parent Disclosure Schedule or as contemplated by this Agreement or the exhibits or schedules hereto, Parent is not a party to or bound by any investor rights agreement, registration rights agreement or other agreement providing rights to the holders of Parent's capital stock or other securities of Parent. Prior to the Effective Time, Parent shall have duly reserved out of its authorized and unissued capital stock that number of shares of (i) Series G Stock sufficient to satisfy Parent's obligations to issue Series G Stock upon the exercise of the Series G Warrants issued by Parent pursuant to Section 1.6; and (ii) Parent Common Stock sufficient to satisfy Parent's obligations upon the conversion of the Series G Stock. The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, all of which is owned by Parent. All outstanding shares of Parent and Merger Sub have been duly authorized, validly issued, fully paid and are non assessable and free of any liens or encumbrances other than liens or encumbrances created or imposed upon the holders thereof.

         3.4 PARENT FINANCIAL STATEMENTS.

                  (a) Parent has made available to the Company accurate and complete copies (including exhibits thereto) of its audited balance sheet as of December 31, 1999 and December 31, 2000, and the related audited statement of operations, statement of stockholders' equity and statement of cash flows of the Company for the years then ended, together with the notes thereto and the unaudited balance sheet as of March 31, 2001 and the related unaudited statement of operations of Parent for the three-month period then ended (the "PARENT FINANCIAL STATEMENTS").

         The Parent Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant periods. The Parent Financial Statements accurately set out and describe the financial condition and operating results of Parent as of the dates, and during the periods, indicated therein. Except as set forth in the Parent Financial Statements, as of the Closing Date Parent has no material liabilities of any nature (matured or unmatured, fixed or contingent). Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         3.5 NO CONFLICT. Neither the execution, delivery or performance of this Agreement or any of the other agreements contemplated by this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly, (with or without notice or lapse of time, or both):

                  (a) contravene, conflict with or result in a violation of (i) any provisions of Parent's or Merger Sub's respective certificate of incorporation or bylaws, or (ii) any resolution adopted by Parent's or Merger Sub's stockholders or board of directors or any committee of Parent's or Merger Sub's respective boards of directors;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; or

                  (c) except for such events as would not have (individually or in the aggregate) a Material Adverse Effect on Parent or Merger Sub, result in a violation or breach of, or result in a default under, any provision of any contract or agreement material to Parent's business, or give any Person the right to (i) declare a default or exercise any remedy under any such contract material to Parent's business, (ii) accelerate the maturity or performance of any such contract material to Parent's business, or (iii) cancel, terminate or modify any such contract material to Parent's business; or

                  (d) except for such events as would not have (individually or in the aggregate) a Material Adverse Effect on Parent or the Merger Sub, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or the Merger Sub or that otherwise relates to Parent's or Merger Sub's business or to any of the assets owned or otherwise required to be used by Parent or Merger Sub to accomplish its ordinary course of business;

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or otherwise required to be used by Parent to accomplish its ordinary course of business (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).

         3.6 VALID ISSUANCE. Subject to the Company's compliance with its obligations under Section 5.2, the shares of Series G Stock to be issued pursuant to Section 1.5(a)(i) and the Series G Warrants will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid, nonassessable and free of any liens or encumbrances other than liens or encumbrances created or imposed by the holders thereof and will not be subject to any statutory preemptive rights, or to Parent's Knowledge, rights of first refusal. Upon their issuance in accordance with the terms of the Series G Warrants, the shares of Series G Stock (or other shares of Parent capital stock) issuable upon the exercise of such Series G Warrants, will be duly authorized, validly issued, fully paid, nonassessable and free of any liens or encumbrances other than liens or encumbrances created or imposed by the holders thereof and will not be subject to any statutory preemptive rights, or to Parent's Knowledge, rights of first refusal. Upon their issuance in accordance with the terms of the Series G Stock, the shares of Parent Common Stock issuable upon conversion of such Series G Stock, will be duly authorized, validly issued, fully paid, nonassessable and free of any liens or encumbrances other than liens or encumbrances created or imposed by the holders thereof and will not be subject to any statutory preemptive rights, or to Parent's Knowledge, rights of first refusal. Subject to the Company's compliance with its obligations under Section 5.2, the shares of Series G Stock will, when issued in accordance with the provisions of this Agreement, be issued in compliance with Regulation D promulgated under the Securities Act.

         3.7 NO MATERIAL ADVERSE EFFECT. Between December 31, 2000 and the date of this Agreement, there has been no change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

         3.8 LEGAL PROCEEDINGS. There is no pending Legal Proceeding to which Parent is a party, and to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding against Parent: (a) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement, or (b) which would have a Material Adverse Effect on Parent.

         3.9 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since December 31, 1997 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a and that do not (individually or in the aggregate) have a Material Adverse Effect on Parent. Except as set forth in Part
3.9 of the Parent Disclosure Schedule, since December 31, 1997 Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

         3.10 GOVERNMENTAL AUTHORIZATIONS. To Parent's Knowledge, all material Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which its business is currently being conducted are valid and in full force and effect. Parent is, and at all times since December 31, 1997 has been, in compliance with the terms and requirements of the respective Governmental Authorizations, except where such failure to be in such compliance would not (individually or in the aggregate) have a Material Adverse Effect on Parent. Since December 31, 1997, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization

         3.11 CONSENTS. Except for the Required Parent Vote or as disclosed on the Parent Disclosure Schedule, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         3.12 FULL DISCLOSURE.

                  (a) This Agreement (including the Parent Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

                  (b) The information supplied by Parent for inclusion in the Information Statement will not, as of the date of mailing and as of the date of the Required Company Stockholder Vote is obtained, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access upon reasonable notice and during normal business hours to the Company's personnel and assets and to all existing financial and accounting records, Contracts, Tax Returns and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing financial and accounting records, Contracts, Tax Returns and other records and documents relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Notwithstanding the foregoing, in no event shall the Company's Representatives be required to disclose any attorney work product or any other privileged materials related to the Company.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period:

                  (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                  (b) the Company shall use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

                  (c) the Company shall use its commercially reasonable efforts to keep in full force and effect all insurance policies identified in
         Part 2.17 of the Company Disclosure Schedule;

                  (d) the Company shall cause its officers to report regularly to Parent, upon the reasonable request of Parent, concerning the status of the Company's business;

                  (e) except as set forth in Part 4.2(e) of the Company Disclosure Schedule, the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of the Company, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of the Company (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

                  (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other securities of the Company,
         (ii) any option, warrant or right to acquire any capital stock or other securities of the Company (except for the amendment to certain warrants to purchase Company Common Stock described at Part 2.3(c) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company (except that the Company shall be permitted to issue shares of Company Common Stock (x) to employees and directors upon the exercise of Company Options outstanding as of the date of this Agreement, (y) upon the conversion of shares of Company Preferred Stock outstanding as of the date of this Agreement, and (z) the Company shall be allowed to issue 250,000 shares of Company Common Stock upon exercise of the conversion right referred to at Section 6.5(m);

                  (g) except as set forth in Part 4.2(g) of the Company Disclosure Schedule, the Company shall not amend or waive any of its rights under, or change or modify any provision permitting the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement (unless acceleration of vesting is required under any Company Stock Option Plan, Company Option or other agreement in effect or outstanding as of the date of this Agreement);

                  (h) except as expressly permitted by this Agreement, the Company shall not amend or permit the adoption of any amendment to the Company's certificate of incorporation or bylaws, or, except as is otherwise set forth in Section 4.5 of this Agreement, effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company shall be permitted to issue shares of Company Common Stock (x) to employees and directors upon the exercise of Company Options outstanding as of the date of this Agreement, (y) upon the conversion of shares of Company Preferred Stock outstanding as of the date of this Agreement, and (z) the Company shall be allowed to issue 250,000 shares of Company Common Stock upon exercise of the conversion right referred to at Section 6.5(m);

                  (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 in the aggregate;

                  (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) except as set forth in
         Part 4.2(k) of the Company Disclosure Schedule, amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

                  (l) the Company shall not (i) except in the ordinary course of business, acquire, lease or license any right or other asset from any other Person, (ii) except in the ordinary course of business, sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for rights or assets acquired, leased, licensed, disposed of or relinquished by the Company pursuant to Contracts that are not Material Contracts;

                  (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

                  (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except under pre-existing agreements, or (iii) hire any new employee;

                  (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

                  (p) the Company shall not make any Tax election;

                  (q) the Company shall not commence or settle any material Legal Proceeding;

                  (r) the Company shall not agree or commit to take any of the actions described in clauses (e) through (q) above.

Notwithstanding the foregoing, the Company may take any action described in clauses (a) through (r) above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld.

         4.3 NOTIFICATION BY COMPANY.

                  (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                           (i) the discovery by the Company of any event,
                  condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

                           (ii) any event, condition, fact or circumstance that
                  occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                           (iii) any breach of any covenant or obligation of the
                  Company; and

                           (iv) any event, condition, fact or circumstance that
                  would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

                  (b) The delivery of any notice pursuant to this Section 4.3 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

         4.4 NOTIFICATION BY PARENT.

                  (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

                           (i) the discovery by Parent of any event, condition,
                  fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

                           (ii) any event, condition, fact or circumstance that
                  occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                           (iii) any breach of any covenant or obligation of
                  Parent; and

                           (iv) any event, condition, fact or circumstance that
                  would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

                  (b) The delivery of any notice pursuant to this Section 4.4 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

         4.5 ACQUISITION PROPOSALS.

                  (a) During the Pre-Closing Period, the Company will not, nor will the Company authorize or permit any officer, director, employee, consultant or contractor of or any investment banker, attorney, accountant or other advisor or representative of, the Company to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal for an Acquisition Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Transaction or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction. Notwithstanding the foregoing, in the event that the Company receives an unsolicited proposal for an Acquisition Transaction, prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, this Section 4.5 shall not prohibit the Company from furnishing information regarding the Company to, or entering into discussions with, any Person in response to a bona fide proposal for an Acquisition Transaction that could reasonably be expected to lead to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (A) neither the Company nor any representative of the Company shall have violated any of the restrictions set forth in this Section 4.5, in connection with such proposal, (B) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would be inconsistent with fiduciary duties of the board of directors of the Company to the Company Stockholders, (C) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (D) at least five business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Immediately after the execution and delivery of this Agreement, the Company will, and will use its commercially reasonable efforts to cause its affiliates, and its respective officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Transaction and shall immediately inform Parent of the receipt by the Company of any subsequent proposal for an Acquisition Transaction. The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.5 of the obligations undertaken in this Section 4.5. "SUPERIOR PROPOSAL" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company capital stock or all or substantially all of the Company's assets on terms that the board of directors of the Company determines, in its reasonable judgment, to be more favorable to the Company and its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and which is reasonably capable of being consummated; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

                  (b) The Company's board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent's intention to consummate the Merger, its approval or recommendation of this Agreement or the Merger to the Company Stockholders unless the Company's board of directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by the Company board of directors of its fiduciary duties to the Company Stockholders. Nothing contained in this Section 4.5 shall prohibit the Company from making any disclosure to the Company Stockholders which, in the good faith reasonable judgment of the Company's board of directors, after consultation with independent legal counsel, is required pursuant to any Legal Requirement; PROVIDED, that except as otherwise permitted in this Section 4.5, the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an alternate Acquisition Transaction. Nothing in this Section 4.5 shall (i) permit the Company to terminate this Agreement (other than in accordance with the terms of this Agreement) or (ii) affect any other obligations of the Company under this Agreement.

         4.6 FAIRNESS OPINION. The Company shall use reasonable commercial efforts to cause to be delivered to the Company Stockholders with the Information Statement (as defined in Section 5.2) to be delivered to the Company Stockholders and the notice of the Company Stockholders' meeting called to approve the Merger, a written opinion by Adams, Harkness & Hill, that in such advisor's opinion, as of the date of such notice, the consideration to be received by the Company Stockholders under the terms of the Merger is fair, from a financial point of view, to such stockholders. It is expressly understood that in attempting to obtain the opinion discussed above, the Company shall have no obligation to pay any amount of consideration beyond the payments currently called for by the Engagement Letter.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement shall use all commercially reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall (upon request) promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period.

         5.2 INFORMATION STATEMENT.

                  (a) As promptly as practicable, but in any event within seven days, after the date of this Agreement, Parent shall prepare an information statement describing the Merger and the transactions contemplated thereby (the "INFORMATION STATEMENT") and deliver the same to the Company. The Company, in accordance with Section 5.2(c) hereof, shall mail or otherwise deliver to the Company Equityholders, among other things, the Information Statement along with, in the case of the Company Stockholders, a notice of meeting and proxy card requesting that the Company Stockholders adopt this Agreement and approve the Merger either (i) at such meeting or (ii) by such proxy card. Both Parent and the Company shall use commercially reasonable efforts to cause the Information Statement to comply with the information requirements of Rule 502 of Regulation D promulgated under the Securities Act ("RULE 502"). The Company shall use commercially reasonable efforts to promptly furnish Parent information concerning the Company that may be required to satisfy the information requirements of Rule 502 in connection with any action contemplated by this Section 5.2. If any event relating to the Company or Parent occurs, or if the Company or Parent becomes aware of any information, in either case that should be disclosed in an amendment or supplement to the Information Statement, then Parent shall promptly prepare such amendment or supplement, following prompt notice by the Company of such required disclosure if relating to the Company, and the Company shall promptly distribute the same to the stockholders of the Company. The Company shall use commercially reasonable efforts to assist Parent in obtaining such information as Parent reasonably requires to allow Parent to determine the number and nature of the Company Stockholders in their capacity as purchasers (as such term is used under Rule 506 of Regulation D promulgated under the Securities Act). In connection with the distribution of the Information Statement to the Company Equityholders, the Company shall include, and shall use its commercially reasonable efforts to cause each Company Equityholder to complete and return, an investor status questionnaire in substantially the form attached hereto as EXHIBIT L (the "STATUS LETTER"). To the extent that Parent reasonably determines that a Company Equityholder is not an "ACCREDITED INVESTOR" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), each of Parent and the Company agrees that it shall use its commercially reasonable efforts to cause all such Company Equityholders to use a "PURCHASER REPRESENTATIVE" (as defined in Rule 501(h)) to assist such Company Equityholders in evaluating the Information Statement and the investment decisions represented by this Agreement, the Merger and the transactions contemplated hereby.

                  (b) Prior to the Effective Time, Parent and the Company shall use commercially reasonable efforts to obtain all required regulatory approvals and other information (including obtaining properly completed Status Letters from each Company Stockholder) needed to ensure that the Series G Stock and Series G Warrants to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of capital stock of the Company has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the principal terms of this Agreement and the Merger; PROVIDED HOWEVER, that neither of Parent or the Company shall be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified, or (ii) to file a general consent to service of process in any jurisdiction.

                  (c) Contingent upon Parent's compliance with the terms of this Agreement and the Company's approval of the Information Statement in accordance with the terms of this Agreement, the Company shall take all action reasonably necessary under the DGCL to solicit the approval of the stockholders of the Company entitled to vote upon the principal terms of this Agreement and the Merger and will, in any event within five (5) business days after the receipt of the Information Statement from Parent, either (i) provide Parent with written notice of, and specifying in reasonable detail, the Company's failure to approve the Information Statement (which approval shall not be unreasonably withheld); or (ii) mail, by overnight delivery, to each Company Equityholder a copy of the Information Statement, a Status Letter and in the case of Company Stockholders, a form of notice of meeting and proxy card, and such other documents as Parent deems are reasonably necessary to comply with applicable law or are otherwise reasonably appropriate, the form of which the Company approves (which approval shall not be unreasonably withheld). The Company shall use its commercially reasonable efforts to obtain the Required Company Stockholder Vote as promptly as practicable. The Company will use commercially reasonable efforts to hold a stockholders' meeting to approve the Merger and this Agreement within twenty days after the Information Statement is first sent to the Company Stockholders. The Company shall use its commercially reasonable efforts to ensure that the Required Company Stockholder Vote is obtained in compliance with the DGCL.

         5.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, neither Parent nor the Company shall (nor shall either permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior written consent, provided that nothing herein shall be deemed to prohibit either party from making any public disclosure such party deems necessary or appropriate under applicable Legal Requirements including in connection with soliciting the Required Company Stockholder Vote.

         5.4 COMMERCIALLY REASONABLE EFFORTS. During the Pre-Closing Period, (a) the Company shall use its commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis. In no event shall the exercise of commercially reasonable effects require the payment of additional consideration in order to secure a consent or approval.

         5.5 TAX MATTERS. Prior to the Closing, Parent and the Company shall execute and deliver to Palmer & Dodge LLP and to Gray Cary Ware & Freidenrich LLP tax representation letters in substantially the form of EXHIBIT J (which will be used in connection with the legal opinions contemplated by Sections 6.5(e) and 7.3(b)). Neither Parent, Merger Sub, nor the Company will take any action, or will fail to take any action, either before or after the Closing of the Merger, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         5.6 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company shall use its commercially reasonable efforts to enter into agreement(s), reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all existing agreements relating to Company stockholders' rights (including but not limited to (i) the Amended and Restated Registration Rights Agreement dated September 1, 1998, by and among the Company and certain of its Series A Preferred Stockholders; (ii) the Registration Rights Agreement dated December 18, 1996, by and between the Company and NeuroScience Partners Limited Partnership; (iii) that certain Registration Rights Agreement, dated June 30, 1998, by and between the Company and John Baillie; and (iv) that certain Registration Rights Agreement, dated July 2, 1998, by and between the Company and Oscar Goldstein, unless otherwise agreed to by Parent.

         5.7 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate the Company Stock Option Plans. Except as otherwise provided in this Agreement, all the employee benefit plans disclosed at Part 2.15(a)(i) of the Company Disclosure Schedule shall remain in place and be assumed by Parent. For each such plan that is terminated, the Company shall take reasonable steps to ensure that no employee or former employee of the Company has any rights under any of such plans and that any liabilities of the Company under such plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished.

         5.8 TERMINATION OF SAR / SEP / IRA PARTICIPATION. The Company and its ERISA Affiliates, as applicable, agrees to terminate its participation in the SAR / SEP / IRA sponsored and maintained by the Company immediately prior to Closing. Parent shall receive from Company evidence that (i) the Company's and each ERISA Affiliate's (as applicable) participation in the SAR / SEP / IRA has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval will not be unreasonably withheld), effective as of the day immediately preceding the Closing and (ii) the Company's and each ERISA Affiliate's (as applicable) obligation to contribute (if any) to such SAR / SEP / IRA has been satisfied prior to the termination of the Company's and its ERISA Affiliate's participation in such SAR / SEP / IRA.

         5.9 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as is attached hereto to as EXHIBIT K) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement (as modified by the Company Disclosure Schedule as delivered to Parent as of the date of this Agreement) and in each of the other agreements and instruments delivered by the Company to Parent in connection with the transactions contemplated by this Agreement (a) shall be true and correct in all respects in accordance with its terms (in the case of any representation or warranty containing any "MATERIAL ADVERSE EFFECT" qualification or other materiality qualification) or in all material respects (in the case of any representation or warranty without any "Material Adverse Effect" qualification or other materiality qualification) at and as of the date of this Agreement and
(b) shall be repeated and shall be true and correct in all respects in accordance with its terms (in the case of any representations and warranties containing any "Material Adverse Effect" qualification or other materiality qualification) or in all material respects (in the case of any representation or warranty without any "Material Adverse Effect" qualification or other materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

         6.4 CONSENTS. All Consents set forth on Part 2.21 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

         6.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, executed as appropriate, each of which shall be in full force and effect:

                  (a) a properly completed and executed Status Letter from each of the Company Equityholders in substantially the form attached hereto as EXHIBIT L;

                  (b) a legal opinion of Palmer & Dodge LLP, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT M;

                  (c) Executive Employment Agreements in substantially the form attached hereto as EXHIBIT D, executed by each of Dr. Katherine Gordon and Robert Leonard;

                  (d) a legal opinion of Gray Cary Ware & Freidenrich LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.5, and
         (ii) this condition shall nonetheless be deemed to be satisfied if Palmer & Dodge LLP renders such an opinion to Parent);

                  (e) written resignations of all directors of the Company (with the exception of Dr. Katherine Gordon), effective as of the Effective Time;

                  (f) a certificate signed on behalf of the Company by the Chief Executive Officer of the Company representing that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied (the "COMPANY COMPLIANCE CERTIFICATE");

                  (g) an amended and restated investors' rights agreement, in substantially the form attached hereto as EXHIBIT N (the "INVESTORS' RIGHTS AGREEMENT") by and among Parent, Parent's existing preferred stockholders and the Company Equityholders;

                  (h) a list setting forth the name and address of each Company Stockholder entitled to receive the Merger Consideration pursuant to
         Section 1.5(a)(i);

                  (i) a list setting forth the name and address of each holder of Company Options and/or Company Warrants entitled to receive Series G Warrants pursuant to Section 1.6;

                  (j) all consents and waivers of notice from each holder of Company Options and/or Company Warrants entitled to receive Series G Warrants required in connection with the exchange of such Company Options and Company Warrants for the Series G Warrants;

                  (k) a properly completed and executed subscription form substantially in the form attached hereto as EXHIBIT P, representing the exercise by NeuroScience Partners Limited Partnership ("NPLP") of its conversion right contained in that certain Royalty Purchase Agreement, dated December 18, 1996 between NPLP and Apollo Genetics, Inc.;

                  (l) satisfactory documentation, in Parent's reasonable discretion, of the termination of (i) that certain Amended and Restated Registration Rights Agreement, dated September 1, 1998, by and among the Company and certain of its Series A stockholders, (ii) that certain Registration Rights Agreement, dated December 18, 1996, by and between the Company and NeuroScience Partners Limited Partnership; (iii) that certain Registration Rights Agreement, dated June 30, 1998, by and between the Company and John Baillie; and (iv) that certain Registration Rights Agreement, dated July 2, 1998, by and between the Company and Oscar Goldstein; and

                  (m) entry by the Company into that certain Research, Collaboration and License Agreement with the University of Texas at Fort Worth in substantially the form attached hereto as EXHIBIT O.

         6.6 CONVERSION OF PREFERRED STOCK. Each outstanding share of the Company Preferred Stock shall have been converted to Company Common Stock prior to or in connection with the Closing.

         6.7 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change in the business, condition, capitalization, assets, liabilities, prospects, operations or financial performance of the Company that has had or would reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect on the Company.

         6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.9 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party, and neither Parent nor the Company shall have received any communication from any Governmental Body, in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries or the Company any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) which would materially and adversely affect the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company;
(e) which would materially limit Company Equityholders' ownership and enjoyment of the Series G Stock and Series G Warrants, as applicable; or (f) challenging or seeking to constrain or prohibit the use of any federal or state securities law exemptions anticipated to be utilized in connection with the Merger.

         6.10 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable probability of an outcome that could have a Material Adverse Effect on the Company or any of its Subsidiaries or a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries.

         6.11 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans, if any, referred to in 5.7.

         6.12 FIRPTA COMPLIANCE. Parent shall have received the statement referred to in Section 5.9(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.9(b) prior to or in connection with the Closing.

         6.13 DISSENTING SHARES. The holders of no more than 5% of the total shares of Company Common Stock and Company Preferred Stock (considered together on an as-converted to Company Common Stock basis) shall have perfected or be entitled to rights of appraisal under Section 262 of the DGCL.

         6.14 PARENT STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly approved by the Required Parent Stockholder Vote.

         6.15 CONSENTS AND ADDITIONAL COMPANY APPROVALS. The Company shall have received all consents and approvals, both governmental and otherwise, required in connection with the transactions contemplated hereby.

         6.16 CONSENTS AND ADDITIONAL PARENT AND MERGER SUB APPROVALS. Parent and Merger Sub shall have received all consents and approvals, both governmental and otherwise, required in connection with the transactions contemplated hereby.

         6.17 COMPANY CLOSING BALANCE SHEET. The Company shall have delivered to Parent an updated unaudited balance sheet of the Company dated as of a date within three days of the Closing, in such form as the Company has previously delivered the Unaudited Interim Balance Sheet, and prepared in accordance with U.S. GAAP (the "Closing Balance Sheet").

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement (as modified by the Parent Disclosure Schedule as delivered to the Company as of the date of this Agreement) and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement (a) shall be true and correct in all respects in accordance with its terms (in the case of any representation or warranty containing any "Material Adverse Effect" qualification or other materiality qualification) or in all material respects (in the case of any representation or warranty without any "Material Adverse Effect" qualification or other materiality qualification) at and as of the date of this Agreement and (b) shall be repeated and shall be true and correct in all respects in accordance with its terms (in the case of any representations and warranties containing any "Material Adverse Effect" qualification or other materiality qualification) or in all material respects (in the case of any representation or warranty without any "Material Adverse Effect" qualification or other materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time.

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         7.3 DOCUMENTS. The Company shall have received the following agreements and documents, executed as appropriate, each of which shall be in full force and effect:

                  (a) a legal opinion of Gray Cary Ware & Freidenrich LLP, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT Q;

                  (b) a legal opinion of Palmer & Dodge LLP dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.5, and
         (ii) this condition shall nonetheless be deemed to be satisfied if Gray Cary Ware & Freidenrich LLP renders such an opinion to the Company);

                  (c) a certificate signed on behalf of Parent by the Chief Executive Officer and the Secretary of Parent representing and warranting that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied;

                  (d) the Investors' Rights Agreement by and among Parent, Parent's existing preferred stockholders and the Company Equityholders;

                  (e) evidence of the successful filing with the Secretary of State of the State of California by Parent of those certain Amended and Restated Articles of Incorporation of Parent in the form attached hereto as EXHIBIT R.

         7.4 COMPANY STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly approved by the Required Company Stockholder Vote.

         7.5 COMPANY OPTION AND WARRANT HOLDER APPROVAL. The Company shall have received all consents from holders of Company Options, Company Warrants and any other instruments convertible into equity of the Company required in connection with the transactions contemplated hereby.

         7.6 CONSENTS AND ADDITIONAL COMPANY APPROVALS. The Company shall have received all consents and approvals, both governmental and otherwise, required in connection with the transactions contemplated hereby.

         7.7 PARENT APPROVALS. The principal terms of this Agreement and the Merger shall have been duly approved by the Required Parent Stockholder Vote.

         7.8 CONSENTS AND ADDITIONAL PARENT AND MERGER SUB APPROVALS. Parent and Merger Sub shall have received all consents and approvals, both governmental and otherwise, required in connection with the transactions contemplated hereby.

         7.9 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent that has had or would reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect on Parent.

         7.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         7.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party, and neither Parent nor the Company shall have received any communication from any Governmental Body, in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries or the Company any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) which would materially and adversely affect the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company; (e) which would materially limit Company Equityholders' ownership and enjoyment of the Series G Stock and Series G Warrants, as applicable; or (f) challenging or seeking to constrain or prohibit the use of any federal or state securities law exemptions anticipated to be utilized in connection with the Merger.

         7.12 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of the Company, there is a reasonable probability of an outcome that could have a Material Adverse Effect on Parent or any of its Subsidiaries or a Material Adverse Effect on the
Company: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to the Company; (c) seeking to prohibit or limit in any material respect the Company's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; (d) which would affect adversely the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries; (e) which would materially limit Company Equityholders' ownership and enjoyment of the Series G Stock and Series G Warrants, as applicable; or (f) challenging or seeking to constrain or prohibit the use of any federal or state securities law exemptions anticipated to be utilized in connection with the Merger.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

                  (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

                  (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

                  (c) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that Parent may not terminate this Agreement under this Section 8.1(c) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach;

                  (d) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that the Company may not terminate this Agreement under this
         Section 8.1(d) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach;

                  (e) by Parent if the Closing has not taken place on or before July 13, 2001 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement) unless such Closing has been extended by the mutual agreement of the Company and Parent;

                  (f) by the Company if the Closing has not taken place on or before July 13, 2001 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement) unless such Closing has been extended by the mutual agreement of the Company and Parent; or

                  (g) by the mutual consent of Parent and the Company.

         8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) or Section 8.1(h), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) such termination shall not relieve a party of liability for a breach by such party of any of its representations, warranties or covenants set forth in this Agreement, which breach results in such termination, (b) such termination shall not preclude a party from seeking and obtaining a court decree or order of specific performance or mandamus to enforce the observance and performance of this Agreement; (c) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (d) the Company and Parent shall, in all events, remain bound by and continue to be subject to Section 5.3. Notwithstanding the foregoing, the failure of a party to achieve one or more condition precedents pursuant to Sections 6 or 7 of this Agreement, shall not, in itself be considered a violation of the terms of this Agreement.

SECTION 9. ESCROW AND INDEMNIFICATION; LIMITATION OF LIABILITY.

         9.1 ESCROW FUND.

                  (a) The escrow fund (the "ESCROW FUND") referred to in this Agreement shall consist of two components. The first component of the Escrow Fund consists of the portion of the Contingent Shares referred to as being held in the Escrow Fund in Section 1.5 of this Agreement. The second component of the Escrow Fund consists of the Indemnity Shares referred to below (this portion being referred to as the "INDEMNITY PORTION OF THE ESCROW Fund"). Both components of the Escrow Fund will be held by the Escrow Agent (as defined below) in accordance with the terms of this Agreement.

                  (b) At the Closing, 151,766 shares of Series G Stock (the "INDEMNITY SHARES") shall be registered in the name of, and be deposited with, U.S. Bank Trust National Association (or other institution selected by Parent with the consent of the Company, which shall not be unreasonably withheld) as escrow agent (the "ESCROW AGENT"), such deposit to constitute the initial funding of the Indemnity Portion of the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as EXHIBIT
         S. Additional shares of Series G stock, if added to the Indemnity Portion of the Escrow Fund pursuant to Section 1.5(b)(iii)(B) of this Agreement or pursuant to the terms contained in the Series G Warrants, shall also be deemed to be Indemnity Shares. The Indemnity Shares contained in the Indemnity Portion of the Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Company Equityholders. In the event Parent issues any Additional Indemnity Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Indemnity Shares delivered at the Closing.

                  (c) Except for dividends paid in stock, declared with respect to the Indemnity Shares, including any dividends issued upon such dividends ("ADDITIONAL INDEMNITY SHARES", which will be considered Indemnity Shares thereafter), which shall be treated as part of the Indemnity Portion of the Escrow Fund pursuant to Section 9.1(b) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Indemnity Shares or the Additional Indemnity Shares will be delivered to the former Company Equityholder in accordance with the Equityholder's Proportionate Interest. Each former Company Equityholder will have voting rights with respect to the Indemnity Shares and Contingent Shares deposited in the Escrow Fund with respect to such former Company Equityholder so long as such Indemnity Shares and Contingent Shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Contingent Shares and Indemnity Shares remain in the Escrow Agent's possession pursuant to this Agreement, the former stockholders of the Company for whom such shares are held will retain and will be able to exercise all other incidents of ownership of said Contingent Shares and Indemnity Shares which are not inconsistent with the terms and conditions of this Agreement.

                  (d) In the event the shares of Series G Stock held as Indemnity Shares or Additional Indemnity Shares should convert by their terms into Parent Common Stock (or any other class of Parent capital stock), then such shares of Parent Common Stock (or other class of stock) shall receive the same treatment as the shares of Series G Stock under this Section 9 in accordance with the calculation of the Equityholder's Proportionate Interest existing immediately prior to the conversion.

                  (e) The right of each Company Equityholder to receive a portion of the Contingent Shares and Indemnity Shares, if applicable, is personal to each such Company Equityholder and shall remain with each such Company Equityholder in the event of any transfer of shares of Series G Stock (or other securities of Parent held by such Company Equityholder as a result of the Merger, except for the right to the portion of the Cash Consideration and the Contingent Shares represented by a Series G Warrant, which will remain and be transferred with such Series G Warrant), unless explicit provision to the contrary has been effected by such Company Equityholder.

         9.2 INDEMNIFICATION AND LIMITATION OF LIABILITY.

                  (a) SURVIVAL OF WARRANTIES. All representations and warranties made by the Company, Parent and Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (sometimes referred to herein as the "TERMINATION DATE").

                  (b) The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  (c) Subject to the limitations set forth in this Section 9, the Company Equityholders will indemnify and hold harmless Parent and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as a "PARENT INDEMNIFIED PERSON" and collectively as "PARENT INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, "DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements (but in the case of covenants and agreements, only to the extent such covenants and agreements were to be effected on or before Closing) given or made by the Company in this Agreement, the Company Disclosure Schedules or any exhibit or schedule to this Agreement. Parent Indemnified Parties shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

                  (d) The sole recourse and remedy of the Parent Indemnified Persons for any claims arising out of or relating to this Agreement or the transactions contemplated hereby, including, without limitation, for claims arising out of or relating to any breaches of the

         Company's representations or warranties contained in this Agreement, shall be recovery against the Indemnity Shares contained in the Indemnity Portion of the Escrow Fund; and except as otherwise set forth in Section 9.2(f) below, the aggregate liability of the Company Equityholders for all such claims shall be the amount of the Indemnity Shares held in the Indemnity Portion of the Escrow Fund.

                  (e) Subject to the limitations set forth in this Section 9, Parent will indemnify and hold harmless the Company Stockholders and the holders of the Series G Warrants who subsequently exercise such warrants, and each of their respective officers, directors, agents, attorneys and employees (hereinafter referred to individually as a "COMPANY INDEMNIFIED PERSON" and collectively as "COMPANY INDEMNIFIED PERSONS") from and against any and all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Parent or Merger Sub in this Agreement, the Parent Disclosure Schedules or any exhibit or schedule to this Agreement. The Company Stockholders and the persons who hold the Series G Warrants, acting through the Stockholders' Agent (as defined at Section 9.8(a)), shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

                  (f) Nothing in this Agreement shall limit the liability in amount or otherwise (i) of any of the individual Company Equityholders in connection with any breach by such person of any representation or covenant in the Status Letter delivered by such Company Equityholder pursuant hereto or (ii) of the Company with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

         9.3 ESCROW PERIOD; RELEASE FROM ESCROW.

                  (a) The Indemnity Portion of the Escrow Fund shall terminate upon the expiration of twelve months after the Effective Time; provided, however, that a portion of the Indemnity Portion of the Escrow Fund, which, in the reasonable judgment of Parent, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 9.7 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the Release Date with respect to facts and circumstances existing prior to the Release Date, shall remain in the Indemnity Portion of the Escrow Fund until such claims have been resolved. The portion of the Escrow Fund containing the Contingent Shares shall terminate upon the release of all of such shares which by the terms of this Agreement may ever be released.

                  (b) Within three (3) business days after the Termination Date (the "RELEASE DATE"), the Escrow Agent shall release from the Indemnity Portion of the Escrow Fund to each Company Stockholder (and each holder of Series G Warrants who has exercised his warrants prior to the Release Date) such person's Equityholder's Proportionate Interest of the Indemnity Shares and Additional Indemnity Shares, less with respect to each such Equityholder the number of Indemnity Shares and Additional Indemnity Shares with a value (as determined pursuant to Section 9.5) equal to (A) such person's Equityholder's Proportionate Interest of any liability for which indemnity is claimed by Parent in accordance with
         Section 9.5 in satisfaction of indemnification claims by a Parent Indemnified Person and (B) such person's Equityholder's Proportionate Interest of any liability subject to claims by a Parent Indemnified Person in accordance with Section 9.3(a) with respect to any pending but unresolved indemnification claims of a Parent Indemnified Person. Any Indemnity Shares and Additional Indemnity Shares held as a result of clause (B) shall be released to the stockholders, or former warrant holders, as appropriate, of the Company or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved. Indemnity Shares and Additional Indemnity Shares issued into the Indemnity Portion of the Escrow Fund on behalf of Company Equityholders shall be released to each respective Company Equityholder, in accordance with the applicable Equityholder's Proportionate Interest. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Indemnity Shares and Additional Indemnity Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Company Equityholders. In lieu of any fraction of a Contingent Share or Indemnity Share to which a Company Equityholder would otherwise be entitled, such holder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by $7.50 (as adjusted for any Recapitalization Event).

                  (c) No Indemnity Shares and Additional Indemnity Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Company Equityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Company Equityholder, prior to the delivery to such Company Equityholder of his PRO RATA portion of such Indemnity Shares and Additional Indemnity Shares in the Escrow Fund by the Escrow Agent as provided herein.

                  (d) The Escrow Agent is hereby granted the power to effect any transfer of Indemnity Shares and Contingent Shares contemplated by this Agreement. Parent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

         9.4 THIRD-PARTY CLAIMS. In the event a Parent Indemnified Person becomes aware of a third-party claim which such party believes may result in a demand against the Indemnity Portion of the Escrow Fund, Parent shall promptly notify the Stockholders' Agent of such claim in writing (such notification including a description of the nature and the basis of such claim), and the Stockholders' Agent, on behalf of the Company Equityholders for whom shares of Series G Stock (or other such shares of Parent capital stock or other property) otherwise issuable to them are deposited in the Indemnity Portion of the Escrow Fund, shall be entitled to assume the defense of such claim. Failure by the Stockholders' Agent to notify Parent of its election to defend any such claim within a reasonable time, but in no event more than ten days after notice thereof shall have been given to the Stockholders' Agent, shall be deemed a waiver by the Stockholders' Agent of its right to defend such claim. If Stockholders' Agent elects to defend such claim, Parent may participate, at its expense, in the defense of such claim provided that the Stockholders' Agent shall direct and control the defense of such claim. The Stockholders' Agent shall not, in the defense of such claim, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior written consent of Parent (which consent will not be unreasonably withheld). Reasonable attorneys fees and other reasonable expenses incurred by Stockholder's Agent shall be recoverable against the Indemnity Portion of the Escrow Fund prior to any distribution to the Company Equityholders. For any claims against which the Stockholders' Agent has not assumed the defense, Parent shall have the right, subject to consent by the Stockholders' Agent (which consent shall not be unreasonably withheld), to settle any such claim. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 9.6 or any other provision of this
Section 9 to the amount of any claim by the Parent Indemnified Person against the Escrow Fund for indemnity with respect to such settlement.

         9.5 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE") stating that with respect to the indemnification obligations of the Company Equityholders of the Company set forth in Section 9.2(c), Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 9, deliver to Parent on behalf of the Parent Indemnified Person out of the Indemnity Shares contained in the Indemnity Portion of the Escrow Fund, as promptly as practicable, Series G Stock or other assets held in the Indemnity Portion of the Escrow Fund having a value equal to such Damages. For the purpose of compensating Parent Indemnified Persons for their Damages pursuant to this Agreement, the Series G Stock (or Parent Common Stock issued upon conversion thereof) in the Escrow Fund shall be valued at $7.50 per share (as adjusted for any Recapitalization Event).

         9.6 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section 9.8 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Series G Stock or other property pursuant to Section 9.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Series G Stock or other property in the Indemnity Portion of the Escrow Fund in accordance with Section 9.5 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

         9.7 RESOLUTION OF CONFLICTS AND ARBITRATION.

                  (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Series G Stock or other property from the Escrow Fund in accordance with the terms thereof.

                  (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration by a panel of three arbitrators with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration and the parties shall split the cost of the arbitrators. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages in excess of any limitations set forth in this Agreement. The decision of the arbitrators shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrators with respect to the claim being made. The decision of the arbitrators as to the validity and amount of any such claim shall be binding and conclusive upon the parties to this Agreement. Notwithstanding anything in Section
         9.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                  (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this
         Section 9.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the non-prevailing party unless the arbitrators award Parent one-half (1/2) or more of the amount in dispute, plus any amounts not in dispute; otherwise, the Company Stockholders (and the then former Series G Warrant holders, as the case may be) for whom the Indemnity Shares and Additional Indemnity Shares have been deposited in the Indemnity Portion of the Escrow Fund shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrators, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration. Notwithstanding the foregoing, the Company Equityholders shall have no liability to pay for such fees and costs in excess of the value represented by and contained in the Indemnity Shares, the Additional Indemnity Shares and any shares of capital stock issued as dividends upon or in conversion thereof, and any such fees will only come from those shares held in the Indemnity Portion of the Escrow Fund.

         9.8 STOCKHOLDERS' AGENT.

                  (a) Dr. Katherine Gordon, or her designee, shall be, and through the Required Company Stockholder Vote is, constituted and appointed as agent ("STOCKHOLDERS' AGENT") for and on behalf of the Company Equityholders to give and receive notices and communications, to authorize delivery to Parent of the Series G Stock or other property from the Indemnity Portion of the Escrow Fund in satisfaction of claims by Parent Indemnified Persons, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Indemnity Portion of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for her services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company Equityholders.

                  (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholder's Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders' Agent and hold her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of her duties hereunder. The Stockholders' Agent shall be able to resign upon (i) designation of a substitute Stockholders' Agent; and (ii) upon giving a ten days prior written notice to Parent.

                  (c) The Stockholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing her duties and exercising her rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         9.9 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all the Company Equityholders for whom shares of Series G Stock (or Parent Common Stock issuable upon the conversion of such shares of Series G Stock or other shares of capital stock issued as dividends upon or in conversion thereof) otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Equityholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Company Equityholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         9.10 NOTICE AND DEFENSE OF CLAIMS MADE BY COMPANY INDEMNIFIED PERSON. A Company Indemnified Person claiming indemnification under Section 9.2 must promptly notify

Parent in writing of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation or other action by a third party against the Company Indemnified Person, or any fixed or contingent liablity to a third party (a "Third Party Claim"), Parent may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by Parent. Failure by Parent to notify the Company Indemnified Person of its election to defend any such claim within a reasonable time, but in no event more than ten days after notice thereof shall have been given to Parent, shall be deemed a waiver by Parent of its right to defend such claim. If Parent elects to defend such claim, the Company Indemnified Person may participate, at its expense, in the defense of such claim provided that Parent shall direct and control the defense of such claim. Parent shall not, in the defense of such claim, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior written consent of the Company Indemnified Person (which consent will not be unreasonably withheld). For any claims against which Parent has not assumed the defense, the Company Indemnified Person shall have the right, subject to consent by Parent (which consent shall not be unreasonably withheld), to settle any such claim. In the event that Parent has consented to any such settlement, Parent shall have no power or authority to object under
Section 9.6 or any other provision of this Section 9 to the amount of any claim by the Company Indemnified Person with respect to such settlement.

         Claims made by a Company Indemnified Person prior to the Termination Date which the parties cannot resolve shall be treated in the manner detailed at
Section 9.7(b) and 9.7(c) hereof, excepting the final sentence of Section 9.7(b) shall not apply and Section 9.7(c) shall be deemed reformed as appropriate.

SECTION 10. MISCELLANEOUS PROVISIONS

         10.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         10.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and (d) the consummation of the Merger (collectively, the "THIRD PARTY EXPENSES"). Notwithstanding the foregoing, (a) the acquisition services fee (the "ACQUISITION SERVICES FEE") specified in Section 2 of that certain engagement letter, dated June 9, 1999, as amended (the "ENGAGEMENT LETTER"), by and between the Company and Adams, Harkness & Hill, Inc. ("AH&H") shall be dealt with in accordance with Section
1.10 of this

Agreement, and (b) to the extent the Third Party Expenses (excluding the payments specified in Section 1.10 hereof and any fees or expenses due to AH&H) of the Company to be paid at Closing exceed $400,000, such excess, if any, shall be borne by the Company Stockholders through a reduction in the Cash Consideration which would otherwise be payable to the Company Stockholders, thereby resulting in a pro-rata reduction of such consideration actually received by each Company Stockholder. At the Closing, Parent shall pay to Palmer & Dodge LLP, counsel to the Company, on behalf of the Company, all of the then outstanding fees and expenses of Palmer & Dodge LLP, incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Company shall use its best efforts to (i) keep such fees and expenses to be paid by Parent to Palmer & Dodge LLP below $250,000, but in the event such target is exceeded, Parent will nonetheless pay all of such outstanding fees and expenses at Closing; and (ii) maintain at least $200,000 in cash as reflected on the Closing Balance Sheet, net of (A) any of its then existing accounts payable, and (B) the Third Party Expenses (excluding the payments specified in Section 1.10 hereof and any fees or expenses due to AH&H).

         10.3 ATTORNEYS' FEES. Except as otherwise provided in this Agreement, any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier, overnight or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  IF TO PARENT:

                  MitoKor
                  11494 Sorrento Valley Road
                  San Diego, CA 92121
                  Attn:  Walter H. Moos, Ph.D.
                  Fax:  (858) 759-2598

                  WITH A COPY TO:

                  Gray Cary Ware & Freidenrich LLP
                  4365 Executive Drive, Suite 1600
                  San Diego, CA 92121-2189
                  Attn:  Paul E. Kreutz, Esq.
                  Fax:  (858) 677-1477


                  IF TO THE COMPANY:

                  Apollo BioPharmaceutics
                  One Broadway; #600
                  Cambridge, Massachusetts 02142
                  Attn:  Katherine Gordon, Ph.D.
                  Fax:  (617) 621-7156

                  WITH A COPY TO:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA 02108
                  Attn:  Andrew Anderson, Esq.
                  Fax:  (617) 227-4420

         10.5 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         10.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of California without respect to or application of the laws related to choice or conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within San Diego County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

         10.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Neither the Company nor Parent shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person; provided, however, that Parent may assign any or all of its rights under this Agreement, in whole or in part, to any wholly-owned subsidiary of Parent without obtaining the consent or approval of any other party hereto or of any other Person, but may not delegate any of its obligations including, without limitation, to issue Series G Stock.

         10.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. Except as otherwise provided in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         10.11 WAIVER. Except as otherwise provided in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Except as otherwise provided in this Agreement, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         10.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.14 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6, 1.8, Section 9, and Section 10.2 (which sections are to the benefit of the persons stated therein or covered thereby as well as the parties to this Agreement), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         10.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein or contemplated hereby set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that (a) the Confidentiality Disclosure Agreement, dated as of January 3, 2000 and amended as of April 19, 2000; and (b) the Non-Disclosure Agreement, dated as of June 28, 2000, each executed by and between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date(s) on which such agreements are terminated in accordance with their terms.

         10.16 RESERVED.

         10.17 CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that, for any construction or interpretation purposes, this Agreement shall be considered to have been jointly drafted.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         10.18 ARBITRATION. If a dispute arises between the parties relating to the interpretation or performance of this Agreement, excluding the resolutions of claims provided for in Section 9.6 (which shall be resolved in accordance with such section) and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a panel of three arbitrators with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration and the parties shall split the cost of the arbitrators. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages in excess of any limitations set forth in this Agreement.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                       MITOKOR,
                                       a California corporation.


                                       By:  /s/ Walter H. Moos
                                            ------------------------------------

                                       Name:  Walter H. Moos, Ph.D.
                                              ----------------------------------

                                       Title:  Chairman & CEO
                                               ---------------------------------


                                       MITO ACQUISITION CORP.,
                                       a Delaware corporation.


                                       By:  /s/ Ronald Edward Deane
                                            -----------------------------------

                                       Name:  Ronald Edward Deane
                                              ---------------------------------

                                       Title:  President & CFO
                                               --------------------------------


                                       APOLLO BIOPHARMACEUTICS, INC.,
                                       a Delaware corporation.


                                       By:  /s/ Katherine Gordon
                                            -----------------------------------

                                       Name:  Katherine Gordon
                                              ---------------------------------

                                       Title:  President
                                               --------------------------------

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  (i) any sale, license, lease, exchange, transfer, disposition or acquisition of any portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company, except for immaterial amounts of the business or assets in the ordinary course of business;

                  (ii) the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company (other than issuances of Company Common Stock (y) upon the conversion of the Company Preferred Stock or
         (z) pursuant to options, warrants or conversion rights outstanding as of the date hereof), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or

                  (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any direct or indirect subsidiary of the Company.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

         COMMERCIALLY REASONABLE EFFORTS. "Commercially reasonable efforts", in the context of obtaining any consent or accomplishing any action or objective, shall not include the payment of amounts which are not explicitly set forth in this Agreement.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract which is currently in effect: (a) to which the Company is a party; (b) by which the Company or any of its assets is or will become bound or under which the Company has, or will become subject to, any obligation; or (c) under which the Company has or will acquire any right or interest.

         COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         COMPANY STOCK OPTION PLANS. "Company Stock Option Plans" shall mean the Company's 1993 Incentive and Non-Qualified Stock Option Plan and the Amended and Restated 1996 Director Stock Option Plan.

         COMPANY STOCKHOLDERS. "Company Stockholders" shall mean the holders of shares of Company Common Stock and/or Company Preferred Stock.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         DGCL.  "DGCL" shall mean the Delaware General Corporation Law.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature, in each case which is created by the Company (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         EQUITYHOLDER'S PROPORTIONATE INTEREST. "Equityholder's Proportionate Interest"" shall be equal to the percentage that the value of the Indemnity Shares as held for the account of such Company Equityholder in the Indemnity Portion of the Escrow Fund bears to the value of the Indemnity Shares held for the account of all Company Equityholders in the Indemnity Portion of the Escrow Fund as of such date.

         ERISA AFFILIATE. "ERISA Affiliate" shall mean the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

         GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

         GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         KNOWLEDGE. An individual shall be deemed to have "Knowledge" or be aware of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter after such inquiry as a prudent person would consider appropriate in the diligent performance of such individual's job duties.

         The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any of the following officers, management employees or other Representatives of the Company has Knowledge of such fact or other matter: Dr. Katherine Gordon, Robert Leonard and John Curry.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Compliance Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on the Company's business, condition, prospects, assets, liabilities, operations or financial performance taken as a whole. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Parent Compliance Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on Parent's business, condition, assets, liabilities, operations or financial performance taken as a whole. Notwithstanding the foregoing, matters generally affecting the biotechnology industry and general economic conditions that do not disproportionately affect Parent or Company shall not constitute a Material Adverse Effect on Parent or Company.

         NASDAQ. "Nasdaq" shall mean the Nasdaq National Market.

         PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall mean the schedule created as of the date of this Agreement delivered to the Company on behalf of Parent.

         PERSON.  "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, composition, cell line, sample of assay components, formulation, pre-clinical, and the results of any clinical study, customer list, system, computer software (excluding generally available software licensed to the Company as an end-user), computer program (excluding generally available software licensed to the Company as an end-user), invention, design, method,


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



technique, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SUBSIDIARY. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.




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